EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common shares of beneficial interest, par value $0.01(1)	Rule 415(a)(6)			$200,000,000(1)			S-3ASR	333-257114	June 15, 2021	$22,721(1)

	Total Offering Amounts					$200,000,000(1)		(1)

	Total Fees Previously Paid							(1)

	Total Fee Offsets							—

	Net Fee Due							(1)

(1)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the common shares of beneficial interest (“common shares”) registered pursuant to this prospectus supplement are comprised of unsold common shares having an aggregate offering price of up to $200,000,000, which were previously registered on a prospectus supplement dated June 15, 2021 to a prospectus dated June 15, 2021, included in Registration Statement No. 333-257114 (the “Prior Registration Statement”), filed on June 15, 2021. The registration fee of $22,721 was previously paid in connection with the registration of such unsold common shares in accordance with Rules 457(o) and 457(r) of the Securities Act, and will continue to be applied to such unsold common shares. Accordingly, no filing fee is due herewith.